UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2013

BRIGGS & STRATTON CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	1-1370	39-0182330
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12301 West Wirth Street, Wauwatosa, Wisconsin 53222
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (414) 259-5333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

ITEM 1.01 ENTRY INTO A DEFINITIVE MATERIAL AGREEMENT
On October 21, 2013, Briggs & Stratton Corporation (the “Company”), Briggs & Stratton AG (“B&S AG”), and Briggs & Stratton Power Products Group, LLC (the “Guarantor”) entered into a Second Amendment (the “Amendment”) to the Company’s Multicurrency Credit Agreement, dated as of October 13, 2011, among the Company and B&S AG, as borrowers, the various financial institutions party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as previously amended and as amended by the Amendment, the “Credit Agreement”). The Company intends to continue to use the revolving credit facility for general corporate purposes.
The Amendment extended the maturity of the revolving credit facility from October 13, 2016 to October 21, 2018. The maximum availability under the revolving credit facility remains $500 million, of which, other than the outstanding letters of credit discussed in the following sentence, nothing was drawn as of October 21, 2013. Availability under the revolving credit facility is reduced by outstanding letters of credit, of which approximately $4.9 million were outstanding as of October 21, 2013. The Company may from time to time increase the maximum availability under the revolving credit facility by up to $250 million if certain conditions are satisfied, including (i) the absence of any event of default or default under the Credit Agreement, and (ii) the Company obtaining the consent of the lenders participating in each such increase.
Borrowings under the Credit Agreement generally bear interest at a variable rate equal to (i) LIBOR or (ii) the administrative agent’s prime rate, in each case plus a specified margin that is determined based upon the Company’s average net leverage ratio (as defined in the Credit Agreement) from time to time. The Company must also pay (1) a commitment fee on the aggregate amount of revolving commitments that are unused from time to time, which fee, after giving effect to the Amendment, ranges between 17.5 and 37.5 basis points per annum, and (2) a letter of credit fee ranging from 62.5 to 225.0 basis points per annum, in each case determined based upon the Company’s average net leverage ratio (as defined in the Credit Agreement) from time to time.
The Credit Agreement contains various restrictions and covenants applicable to the Company and, with certain exceptions, its subsidiaries. Among other requirements, the Company may not permit (i) the ratio of average funded debt (as defined in the Credit Agreement) on the last day of any fiscal quarter of the Company to consolidated net income (excluding certain non-cash, non-cash extraordinary, non-cash recurring or unusual losses or gains) before, among other things, interest, taxes, depreciation, amortization, and certain other losses, expenses and charges (“EBITDA”) for the four consecutive fiscal quarters then ended to exceed 3.50 to 1.00, and (ii) the ratio of its EBITDA for any period of four consecutive fiscal quarters to its consolidated interest expense, including consolidated yield or discount accrued as to outstanding securitization obligations (if any), for the same period to be less than 3.00 to 1.00. After giving effect to the Amendment, the Credit Agreement permits the Company to make pro forma adjustments to its EBITDA, interest expense and debt to reflect certain acquisitions and dispositions made from time to time.

Except for customary provisions relating to the cash collateralization of letters of credit in limited circumstances, all borrowings under the Credit Agreement are unsecured. However, the Guarantor unconditionally guarantees, and certain other subsidiaries of the Company may in the future be required to unconditionally guarantee, the Company’s obligations from time to time arising under the Credit Agreement, and the Company unconditionally guarantees, and, subject to certain conditions, certain foreign subsidiaries of the Company may in the future be required to unconditionally guarantee, the obligations of B&S AG under the Credit Agreement to the extent that B&S AG borrows directly under the Credit Agreement.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then the administrative agent may declare any outstanding obligations under the Credit Agreement to be immediately due and payable. In addition, if the Company or B&S AG, while it remains a borrower under the Credit Agreement, becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Credit Agreement will automatically become immediately due and payable.
The description of the Amendment set forth above is qualified by reference to the Second Amendment to Multicurrency Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(a) Not applicable
(b) Not applicable
(c) Not applicable
(d) Exhibits. The following exhibit is filed herewith:

Exhibit No.	Description
10.1
Second Amendment to Multicurrency Credit Agreement, dated as of October 21, 2013, among Briggs & Stratton Corporation, Briggs & Stratton AG, Briggs & Stratton Power Products Group, LLC, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGGS & STRATTON CORPORATION
(Registrant)

Date: October 24, 2013	/s/ David J. Rodgers
David J. Rodgers
Senior Vice President and Chief Financial Officer
Duly Authorized Officer

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

EXHIBIT INDEX

Exhibit No.	Description
10.1
Second Amendment to Multicurrency Credit Agreement, dated as of October 21, 2013, among Briggs & Stratton Corporation, Briggs & Stratton AG, Briggs & Stratton Power Products Group, LLC, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

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